UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 25, 2007

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30587	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, California 92260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 779-0251

___________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously reported, on March 16, 2007 we entered into a third statement of work which covers Hewlett-Packard's customers (SMB) who purchase off the shelf notebook and/or desktop computers and/or other computing products, software and devices directly from a retail location or an e-commerce site. During the period from April 1, 2007 to June 30, 2007 eligible HP customers (SMB) who register on a co-branded website owned and operated by us will be able to use our Spare Backup PC backup service with up to two gigabytes of storage for a two user subscription and Spare Switch data transfer service for a minimum period of three years from the date of registration at no cost. Eligible HP customers will also be able to purchase additional storage for the two-user pack, along with upgrading to five-user, 10-user, and 25 user subscriptions.. Following the successful phase one implementation, HP will work to facilitate the inclusion of our Space Backup service on notebook and desktop computers sold to small businesses using traditional retail and e-commerce channels. As with the two prior statements of work, the parties will divide the revenues generated during the trial period and if the program is continued we will receive additional revenues for our services. We will share revenues with HP for any registered HP customers who convert to paid subscriptions for Spare Backup and/or Spare Switch during the three year period.

On May 25, 2007 we received HP's official notification that it planed to exercise its option to renew the Statement of Work (SOW #2) for a period of one year pursuant to its terms. All other terms of the executed Standard Services Agreement, Amendment #1 and other SOWs remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: May 30, 2007	By: /s/ Cery Perle
Cery Perle, Chief Executive Officer